SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant |X|

                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission
      Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                             MTR GAMING GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

|_|   Fee paid previously with preliminary materials:

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of MTR Gaming Group, Inc. to be held on July 31, 2002, at 10:00 a.m. local time, in the convention center at the Company's corporate headquarters at the Mountaineer Racetrack & Gaming Resort, State Route 2, Chester, West Virginia 26034.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. There will be a brief report on the current status of our business.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign and date your proxy ballot, and return it in the envelope provided.

      On behalf of the Officers and Directors of MTR Gaming Group, Inc., I thank you for your interest in the Company and hope that you will be able to attend our Annual Meeting.

                                        For The Board of Directors,


                                        EDSON R. ARNEAULT
                                        Chairman of the Board of
                                        Directors and President

June 27, 2002

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MTR Gaming Group, Inc. will be held on July 31, 2002 at 10:00 a.m. local time, at the Company's corporate headquarters at the Mountaineer Racetrack & Gaming Resort, State Route 2, Chester, West Virginia 26034 for the following purposes:

      1. To elect five persons to serve as directors of the Corporation until their successors are duly elected and qualified;

      2. To ratify the selection of Ernst & Young LLP as the Corporation's accountants and independent auditors; and

      3. To transact such other business as may properly come before the meeting.

      Stockholders entitled to notice and to vote at the meeting will be determined as of the close of business on June 24, 2002, the record date fixed by the Board of Directors for such purposes.

                                        By order of the Board of Directors
                                        Rose Mary Williams, Secretary

June 27, 2002

            --------------------------------------------------------
            Please sign the enclosed proxy and return it promptly in
             the enclosed envelope. If mailed in the United States,
                              no postage required.
            --------------------------------------------------------

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034
                                 (304) 387-8300

                                 PROXY STATEMENT

                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTR Gaming Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 31, 2002.

      A copy of the Company's report with financial statements for the year ended December 31, 2001 is enclosed. This proxy statement and form of proxy were first sent to stockholders on or about the date stated on the accompanying Notice of Annual Meeting of Stockholders.

      Only stockholders of record as of the close of business on June 24, 2002 will be entitled to notice of and to vote at the meeting and any postponement or adjournments thereof. As of that date, 27,058,908 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to the Secretary of the Company or by submission of another proxy bearing a later date. In addition, stockholders attending the meeting may revoke their proxies at any time before they are exercised.

      If no contrary instructions are indicated, all properly executed proxies returned in time to be cast at the meeting will be voted FOR: (i) the election of the directors nominated herein, and (ii) the ratification of the selection of the auditors. Members of the Company's management intend to vote their shares in favor of each of the proposals. The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

      Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Company's transfer agent. Shares held by stockholders present in person at the meeting who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes, but will not be counted as part of the vote necessary to approve the proposals for the election of directors or the confirmation of the auditors.

      The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration. The cost of soliciting proxies will be borne by the Company. The Company may also retain a proxy solicitation firm to solicit proxies, in which case, the Company will pay the solicitation firm's fees. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

      The Company knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, then the persons named as proxies will use their own judgment in voting shares represented by proxies.

                                     ITEM 1

                              ELECTION OF DIRECTORS

      The directors of the Company are currently elected annually and hold office until the next annual meeting and until their successors have been elected and have qualified. The Company's Board of Directors (the "Board") has fixed the number of Directors at seven. However, the Board has nominated five candidates for service, each of whom serves for a term of one year, or until their successors are elected and qualify. Directors elected at this Annual Meeting shall serve until the 2003 annual meeting or until their successors are duly elected and qualified.

      Unless you instruct otherwise or withhold authority to vote, the enclosed proxy, if signed and returned, will be voted for the election of the nominees listed below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

      A plurality of the votes cast in person or by proxy of holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

      Any stockholder submitting a proxy has the right to withhold authority to vote for an individual nominee to the Board by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all of the nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Directors

      The following persons have been nominated to serve as directors: Edson R. Arneault, Robert L. Ruben, Robert A. Blatt, Donald J. Duffy, and James V. Stanton. Each of the nominees for director currently serve as a director of the Company.

      Edson R. Arneault, 55, has been a director of the Company since January 1992 and has served as the Company's President and Chief Executive Officer since April 26, 1995. He is also an officer and director of the Company's subsidiaries, Mountaineer Park, Inc., ExCal Energy

Corp., Speakeasy Gaming of Reno Inc. ("Speakeasy Reno"), Speakeasy Gaming of Las Vegas, Inc. ("Speakeasy Las Vegas") and Presque Isle Downs, Inc. Mr. Arneault is also a principal in numerous ventures directly or indirectly engaged in the development, production and transportation of oil and gas. Since becoming the President of the Company and Mountaineer Park, however, Mr. Arneault has devoted virtually all his time and attention to the business of the Company. Mr. Arneault is a certified public accountant, and has served as a tax partner with Seidman and Seidman (now "BDO Seidman LLP"), a public accounting firm, in Grand Rapids, Michigan, from 1977 to 1980. Mr. Arneault was employed as a certified public accountant by Arthur Andersen in the tax department of its Cleveland office from 1972 to 1976. Mr. Arneault is a member of the Independent Producers Association of America, the Ohio Oil and Gas Association, the Michigan Oil and Gas Association and the Michigan Association of Certified Public Accountants. Mr. Arneault received his Bachelor of Science in Business Administration from Bowling Green University in 1969, his Master of Arts from Wayne State University in 1971, and his Masters in Business Administration from Cleveland State University in 1978. Mr. Arneault also serves as a member of the Hospitality and Tourism Management Board of Visitors of Robert Morris College in Pittsburgh, Pennsylvania.

      Robert L. Ruben, 40, has been a director of the Company since September 1995 and a Vice President since February 1999. He also serves as Assistant Secretary of the Company, is Chairman of the Company's Compensation Committee, and serves as a Director and Assistant Secretary of Mountaineer Park. He is a partner in Ruben & Aronson, LLP, a Washington, D.C. law firm. Previously, Mr. Ruben was a principal in Freer, McGarry, Bodansky & Rubin, P.C., a Washington, D.C. law firm, where he practiced from 1991 until 1997. From 1986 to 1988, Mr. Ruben was associated with the firm of Bishop, Cook, Purcell & Reynolds, which later merged with Winston & Strawn, and from 1989 to 1991, Mr. Ruben was associated with the firm of Wickens, Koches & Brooks. Mr. Ruben practices principally in the areas of commercial litigation and securities regulation. Mr. Ruben received his Bachelor of Arts from the University of Virginia in 1983 and his Juris Doctor from the Dickinson School of Law of Penn State University in 1986. He is a member of the bars of the District of Columbia and the Commonwealth of Pennsylvania. Ruben & Aronson, LLP currently serves as counsel to the Company, and Mr. Ruben has represented Mr. Arneault and various of his affiliates since 1987.

      Robert A. Blatt, 61, has been a director of the Company since September 1995 and a Vice President since February 1999. Mr. Blatt is also a Director and Assistant Secretary of Mountaineer Park, Chairman of the Company's Finance Committee and a member of the Company's Compensation Committee. Mr. Blatt is the Chief Executive Officer and managing member of New England National, L.L.C. and a member of the board of directors of AFP Imaging Corporation. Since 1979 he has been chairman and majority owner of CRC Group, Inc., and related entities, a developer, owner, and operator of shopping centers and other commercial properties, and since 1985, a member (seat owner) of the New York Stock Exchange, Inc. From 1959 through 1991, Mr. Blatt served as director, officer or principal of numerous public and private enterprises. In July 1999, certain creditors of CGE Shattuck, LLC ("CGE") filed an involuntary bankruptcy petition against CGE in the United States Bankruptcy Court for the District of New Hampshire (In Re: CGE Shattuck, LLC). Although Mr. Blatt reports that he was no longer an executive with CGE at the time of the filing, he was the Chief Executive Officer and Managing Member of CGE within the two-year period prior to the commencement of that action, which is still pending. Mr. Blatt informed the Company that CGE's inability to satisfy its obligations to creditors in July 1999 resulted from a bank's wrongful refusal to release certain residential land held as collateral by the bank. Mr. Blatt received his Bachelor of Science in

Finance from the University of Southern California in 1962 and his Juris Doctor from the University of California at Los Angeles in 1965. He is a member of the State Bar of California.

      James V. Stanton, 70, has been a director of the Company since February, 1998 and serves on the Company's Audit Committee and as Chairman of the Company's Compliance Committee. Mr. Stanton has his own law and lobbying firm, Stanton & Associates, in Washington, D.C. From 1971-1978, Mr. Stanton represented the 20th Congressional District of Ohio in the United States House of Representatives. While in Congress Mr. Stanton served on the Select Committee on Intelligence, the Government Operations Committee, and the Public Works and Transportation Committee. Mr. Stanton has held a wide variety of public service positions, including service as the youngest City Council President in the history of Cleveland, Ohio and membership on the Board of Regents of the Catholic University of America in Washington, D.C. Mr. Stanton is also former Executive Vice President of Delaware North, a privately held international company which, during Mr. Stanton's tenure, had annual sales of over $1 billion and became the leading parimutuel wagering company in the United States, with worldwide operations including horse racing, harness racing, dog racing, and Jai-Lai. Delaware North also owned the Boston Garden and the Boston Bruins hockey team. From 1985-1994, Mr. Stanton was a principal and co-founder of Western Entertainment Corporation, which pioneered one of the first Native American Gaming operations in the United States, a 90,000 square foot bingo and casino gaming operation located on the San Manuel Indian Reservation in California, which generated annual revenues in excess of $50 million. Mr. Stanton also serves on the Board of Directors of Lottery and Wagering Solutions, Inc.

      Donald J. Duffy, 34, has been a director of the Company since June 2001 and serves as Chairman of the Company's Audit Committee and since April of 2002 as a member of the Compensation Committee. Mr. Duffy is presently a director of Integrated Corporate Relations, a consulting firm. Mr. Duffy co-founded Meyer, Duffy & Associates in 1994 and Meyer Duffy Ventures in 1999. At Meyer Duffy, Mr. Duffy played an integral role in numerous seed and early stage companies. His expertise is focusing on the development and implementation of business plans including financial forecasting and analysis, management team development, corporate strategy and capital formation. Prior to co-founding Meyer, Duffy & Associates, Mr. Duffy was a Senior Vice President at Oak Hall Capital Advisors where he specialized in investments in the leisure, gaming and technology markets. Prior to Oak Hall, Mr. Duffy was an investment fund partner at Sloate, Weisman, Murray & Company, specializing in investments in the leisure, gaming, technology and retail markets. Mr. Duffy is a graduate of St. John's University.

      The Board held two regular meetings and one special meeting and acted eight times by written consent during the fiscal year ended December 31, 2001. All directors attended all of the meetings. The Board does not have a standing nominating committee. Messrs. Stanton, Duffy and William D. Fugazy, Jr. make up the Board's Audit Committee. The Audit Committee is composed entirely of Independent Directors who are also "independent" directors under the rules of the NASD. In June of 2000, the Board of Directors established a formal Charter for the Audit Committee. Mr. Ruben, Mr. Blatt and Mr. Duffy make up the Board's Compensation Committee, Mr. Duffy having joined the Committee in April of 2002. During 2001, the Committee held four meetings. Mr. Blatt is the sole member of the Board's Finance Committee. Mr. Fugazy has decided not to stand for re-election and will not continue as a director of the Company after the upcoming Annual Meeting. The Company is currently conducting a search for an individual to become an independent director and Audit Committee member upon election by the Company's Board of Directors, effective as soon as possible following the upcoming Annual Meeting. The Compensation Committee makes recommendations with respect to salaries, bonuses, restricted stock, and deferred compensation for the Company's executive officers as well as the policies underlying the methods by which the Company compensates its executives. During the fiscal year ended December 31, 2001, the Compensation Committee held 3 meetings. As a matter of policy, and to assure compliance with Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, the decisions of the Compensation Committee are subject to ratification by a majority of the Board. The Finance Committee monitors the Company's relationships with its lenders and investment bankers and negotiates on behalf of the Company with respect to proposed financing arrangements.

Report of the Audit Committee

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors' the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

      The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

      James V. Stanton
      William D. Fugazy, Jr.
      Donald J. Duffy

Executive Officers; Officers

      The following persons serve as the officers indicated:

                                                                         Principal
                                                                         Occupation
     Name and Address           Position                                 Last 5 Years
     ----------------           --------                                 ------------
EDSON R. ARNEAULT*              Director,
   MTR Gaming Group, Inc.       President, Chief                         President of the Company and its
   State Route 2 South          Executive Officer and Treasurer          subsidiaries
   P.O. Box 356
   Chester, WV  26034

ROBERT L. RUBEN**               Director, Vice President, Assistant      Law
   3299 K Street, N.W.          Secretary
   Suite 403
   Washington, D.C. 20007

ROBERT A. BLATT**               Director, Vice President, Assistant      Commercial Development
   1890 Palmer Avenue           Secretary
   Suite 303
   Larchmont, NY  10538

ROSE MARY WILLIAMS***           Secretary                                Horse Racing Management
   MTR Gaming Group, Inc.
   State Route 2 South
   Chester, WV 26034

ROGER M. SZEPELAK****           Vice President, Chief Operating          Hotel and Casino Management
   3227 Civic Center Drive      Officer, Nevada Properties
   North Las Vegas, NV 89030

JOHN W. BITTNER, JR.            Chief Financial Officer                  Accounting
   MTR GAMING GROUP, INC.
   State Route 2 South
   Chester, WV 26034

----------
* Also an officer and director of Mountaineer Park, Inc., Speakeasy Gaming of Las Vegas, Inc., Speakeasy Gaming of Reno, Inc., ExCal Energy Corporation, and Presque Isle Downs, Inc. the Company's subsidiaries.

**    Also assistant secretary of Mountaineer Park, Inc.

***   Also secretary of Mountaineer Park, Inc.

**** Officer of Speakeasy Gaming of Las Vegas, Inc. and Speakeasy Gaming of Reno, Inc.

                      STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth, as of June 24, 2002, the ownership of the presently issued and outstanding shares of the Company's Common Stock by persons owning more than 5% of such stock, and the ownership of such stock by the Company's officers, directors and key employees, individually and as a group. As of June 24, 2002, there were 27,058,908 shares of common stock outstanding with each share entitled to one vote. All such shares were owned both beneficially and of record, except as otherwise noted.

Name and Address                                       Amount and Nature Of      Percentage of
----------------                                       Beneficial Ownership          Class
                                                       --------------------      -------------
Edson R. Arneault(1)                                         4,019,717                 13.93%
   MTR Gaming Group, Inc.
   State Route 2 South
   P.O. Box 356
   Chester, WV 26034
Robert L. Ruben(2)                                             817,228                  2.95%
   Ruben & Aronson, LLP
   3299 K Street, N.W.
   Suite 403
   Washington, DC 20007
Robert A. Blatt(3)                                           1,316,084                  4.75%
   The CRC Group
   Larchmont Plaza
   1890 Palmer Avenue,
   Suite 303
   Larchmont, NY 10538
James V. Stanton(4)                                            106,900            Less than 1%
   815 Connecticut Avenue, NW
   Suite 620
   Washington, DC 20006
William D. Fugazy, Jr.(4)                                      111,700            Less than 1%
   9 Disbrow Circle
   New Rochelle, NY 10804
Donald J. Duffy (4)                                             25,000            Less than 1%
   Integrated Corporate Relations
   24 Post Road
   Westport, Conn. 06880
Rose Mary Williams(5)                                           60,000            Less than 1%
   State Route 2
   Chester, West Virginia 26034
John W. Bittner, Jr.(6)                                         25,000            Less than 1%
   State Route 2
   Chester, WV 26034
Roger Szepelak(7)                                                2,500            Less than 1%
   3227 Civic Center Drive
   North Las Vegas, Nevada 89030
---------------------------------------------------
Total Officers and Directors as a Group (9 persons)          6,486,629                 21.41%

----------
(1) Includes 2,219,717 shares and options to acquire beneficial ownership of 1,800,000 shares within 60 days held by Mr. Arneault or his affiliates. Also includes 30,000 shares held in the name of Mr. Arneault's dependent son and 19,209 shares held by a partnership of which Mr. Arneault is a general partner.

(2) Includes 167,228 shares and options to acquire beneficial ownership of 650,000 shares within 60 days held by Mr. Ruben.

(3) Includes 666,084 shares and options to acquire beneficial ownership of 650,000 shares exercisable within 60 days held by Mr. Blatt.

(4) Includes 106,900 shares held by Mr. Stanton. Includes 86,700 shares and options to acquire beneficial ownership of 25,000 shares exercisable within 60 days held by Mr. Fugazy. Includes no shares and options to acquire beneficial ownership of 25,000 shares exercisable within 60 days held by Mr. Duffy. For each year of service on the Company's Board of Directors, Mr. Stanton, Mr. Fugazy and Mr. Duffy each receive options to purchase 25,000 shares of common stock of the Company.

(5) Includes no shares and options to acquire beneficial ownership of 60,000 shares within 60 days held by Ms. Williams.

(6) Includes no shares and options to acquire beneficial ownership of 25,000 shares within 60 days held by Mr. Bittner. For each year of service with the Company during the three-year employment agreement, Mr. Bittner will receive options to purchase 25,000 shares of common stock.

(7) Includes 2,500 shares. For each year of service with the Company during the three-year employment agreement, Mr. Szepelak will receive options to purchase 25,000 shares of common stock. Also based upon performance levels, Mr. Szepelak could receive an additional 25,000 shares of common stock per year. Such options will be exercisable for a term of five years from date of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the provisions of Section 16(a) of the Exchange Act, the Company's executive officers, directors and 10% beneficial stockholders are required to file reports of their transactions in the Company's securities with the Commission. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that as of March 26, 2002, all of its executive officers, directors and greater than 10% beneficial stockholders complied with all filing requirements applicable to them during 2001, except that Mr. Stanton filed one late report with respect to one transaction (sale of 2,000 shares of common stock) and Mr. Arneault filed one late report with respect to two transactions (each a gift of 100 shares of common stock).

      The following table sets forth the compensation awarded, paid to or earned by the most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 2001.

                           Summary Compensation Table

                                                                                         Long Term
                                                 Annual                                 Compensation
                                              Compensation                                 Awards                      Payouts
                                         ---------------------         Other        ---------------------        -------------------
                                                                       Annual       Restricted    Options         LTIP     All Other
                                                         Bonus         Comp.           Stock        SARs         Payouts     Comp.
Name                           Year      Salary ($)       ($)          ($)(1)        Awards ($)    (#)(2)         ($)       ($)(4)
----                           ----      ----------       ---          ------        ----------    ------         ---       ------
Edson R. Arneault(3)           2001       830,326       100,000       336,339            --       100,000          --       84,568
Chairman, President and        2000       469,904       100,000       254,664            --       300,000          --       84,568
Chief Executive Officer of     1999       447,461       100,000       304,300            --       500,000          --       23,324
MTR Gaming Group, Inc.

Robert A. Blatt, Vice          2001       213,857            --         1,393            --        50,000          --       19,594
   President(3)                2000       182,649            --         1,288            --       150,000          --       19,594
                               1999       132,328            --            --            --       150,000          --        3,115

Roger M. Szepelak              2001       151,154            --            --            --            --          --           --
Vice President and Chief
   Operating Officer
Nevada Properties

Mary Jo Needham                2001       104,000            --         1,300            --        25,000          --           --
Chief Financial Officer

-----------

(1) As to Mr. Arneault for 2001 includes $330,111 performance bonus earned in 2001 and to be paid in 2002; an estimated pension contribution of $6,228; for 2000 includes $250,000 performance bonus earned in 2000 and paid in 2001 and an estimated pension plan contribution of $4,664; for 1999 includes $303,000 performance bonus earned in 1999 and paid in 2000 and an estimated pension plan contribution of $1,300; As to Mr. Blatt consists of an estimated pension plan contribution of $1,393 and $1,288 in 2001 and 2000, respectively. As to Ms. Needham, other annual compensation consists of an estimated pension contribution.

(2) Grants in 2001 and 2000 consisted of non-qualified stock options for a term of ten years. The options are fully vested and have an exercise price of $7.30 and $2.50 per share, respectively. All grants in 1999 consisted of non-qualified stock options for a term of five years. The 1999 options are fully vested and have an exercise price of $2.00 per share.

(3) See "Employment Agreements" below. Mr. Blatt commenced employment with the Company in 1999, having previously acted as a consultant.

(4) Consists of premiums for life insurance pursuant to a qualified plan in accordance with Section 419 of Internal Revenue Code. The incremental cost to the Company of providing perquisites and other personal benefits during the indicated periods did not exceed, as to any Named Executive Officer, the lesser of $50,000 or 10% of the total salary and bonus paid to such executive officer for any such year and, accordingly, is omitted from the table.

OPTION GRANTS IN 2001

      The following table contains information concerning the grant of stock options during fiscal year 2001 to the Company's executive officers named in the Summary Compensation Table.

                                                                                           Potential Realizable Value at
                        Number of                                                          Assumed Annual Rates of Stock
                        Securities      % of Total                                         Price Appreciation for Option
                        Underlying      Options                                                       Term(1)
                        Options         Granted in       Exercise                          -----------------------------
Name                    Granted(#)(1)   Fiscal Year      Price         Expiration Date          5%                10%
----                    -------------   -----------      -----         ---------------          --                ---
Edson R. Arneault          100,000          16%          $   7.30          May 2011          459,170          1,163,620
Robert A. Blatt             50,000           8%          $   7.30          May 2011          229,585            581,810
Roger M. Szepelak               --          --                 --                --               --                 --
Mary Jo Needham             25,000           4%          $   7.30          May 2011          114,792            290,905

-----------

(1) In accordance with the rules of the Securities and Exchange Commission, "Potential Realizable Value" has been calculated assuming an aggregate ten-year appreciation of the fair market value of the Company's common stock on the date of the grant at annual compounded rates of 5% and 10%, respectively. These amounts represent hypothetical gains that could be achieved. Actual gains, if any, on the exercise of stock options will depend on the future performance of the Company's stock and the date on which the options are exercised. Moreover, the gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

      The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table as of December 31, 2001.

                                                                Number of Securities
                                                               Underlying Unexercised      Value of Unexercised in-the-Money
                                                             Options at Fiscal Year End        Options at Year End($)(1)
                           Shares                            --------------------------    ---------------------------------
                        Acquired On          Value
      Name              Exercise (#)      Realized ($)       Exercisable   Unexercisable     Exercisable     Unexercisable
      ----              ------------      ------------       -----------   -------------     -----------     -------------
Edson R. Arneault          250,000          $634,625          1,800,000          --          $24,716,110          --
Robert A. Blatt            125,000           338,313            650,000          --            9,092,740          --
Roger M. Szepelak               --                --             50,000          --              487,500          --
Mary Jo Needham             60,000           346,875             25,000          --              217,500          --

----------

(1) Based on the market price of the Company's Common Stock of $16.00 on December 31, 2001, as reported by Nasdaq.

Employment Agreements

      On September 28, 2001, the Company entered into a new five-year agreement with it's President and Chief Executive Officer, Edson R. Arneault. The new employment agreement, which is effective as of January 1, 2001 and ratified by the Board on May 28, 2002, and replaces an agreement entered into in February 1999, provides for, among other things, an annual base salary of $750,000, semi-annual cash awards, an annual performance bonus tied to EBITDA growth, and a long-term incentive bonus, subject to a cap, payable at the end of the five-year term based upon growth compared to fiscal year 2000 in a variety of objective measurements, including earnings per share, the market price of the Company's common stock, EBITDA and gross revenue. Other factors affecting the long-term bonus are acquisitions of other racetracks and pari-mutuel facilities, acquisition of gaming operations that generate positive EBITDA in the Company's first full year of operation, and successful legislative initiatives.

      The agreement provides that Mr. Arneault shall be entitled, at the Company's expense, to reasonable living and/or office quarters (to be leased or purchased at the Company's election) in any state or jurisdiction in which the Company is currently doing business or commences substantial business operations. Pursuant to the employment agreement, and in connection with the conversion into needed office space of a company owned residence previously used by Mr. Arneault, Mountaineer Park has purchased a residence approximately ten miles from the Company's headquarters and took possession in August of 2001. The purchase price was $1.3 million, including certain furniture and approximately seven undeveloped acres, and the Company has spent approximately $800,000 on capital improvements. The residence is used primarily by Mr. Arneault, but also by other executives and consultants from time to time, and for corporate entertaining. The Company believes that the incremental cost to the Company of Mr. Arneault's use of the residence during 2001, together with all other perquisites and personal benefits, was less than $50,000 and thus not material for purposes of Item 402 (executive compensation) of Regulation S-K.

      The agreement provides that if Mr. Arneault's period of employment is terminated by reason of death or physical or mental incapacity, the Company will continue to pay Mr. Arneault or his estate the compensation otherwise payable to Mr. Arneault for a period of two years. If Mr. Arneault's period of employment is terminated for a reason other than death or physical or mental incapacity or for cause, the Company will continue to pay Mr. Arneault the compensation that otherwise would have been due him for the remaining period of employment. If Mr. Arneault's period of employment is terminated for cause, the Company will have no further obligation to pay Mr. Arneault, other than compensation unpaid at the date of termination.

      In the event that the termination of Mr. Arneault's period of employment occurs after there has been a change of control of the Company, as defined, and
(i) the termination is not for cause or by reason of the death or physical or mental disability of Mr. Arneault or (ii) Mr. Arneault terminates his employment for good reason, as defined in the agreement, then Mr. Arneault will have the right to receive within thirty days of the termination, a sum that is three times his annual base salary and payment by the Company of the next five annual premium payments for the insurance policy called for by the deferred compensation plan described below.

      The February 1999 employment agreement with Mr. Arneault was to be for a term of five (5) years ending January 31, 2004, and called for an annual base salary of $450,000 (subject to automatic annual cost of living increases of 5%), semi-annual cash bonuses of $50,000, and a performance bonus for each year equal to 1% of the gross operating revenue increase over 1998 operating revenue (provided, however, that EBITDA, as defined, exceeds 1998 EBITDA). In April 2000, in order to make the agreement at least coextensive with the Company's long-term debt facility (which requires an $8 million key-man life insurance policy on Mr. Arneault's life), this employment agreement was amended to extend the term of the agreement through December 31, 2004. The amendment also provided for a performance bonus for calendar year 2004 equal to 1% of the gross operating revenue increase over 1999 operating revenue. In March of 2001, Mr. Arneault irrevocably waived the performance bonus of $875,000 that would have been due under the employment agreement in exchange for $250,000 and the Company's promise to negotiate in good faith to conclude a new employment agreement during the first quarter of 2001.

      In January of 1999, the Company entered into a deferred compensation agreement with Mr. Arneault. Pursuant to the agreement, the Company has purchased a life insurance policy on Mr. Arneault's life (face amount of $4,400,000 and annual premium of $150,000). The owner of the policy is the Company. The agreement entitles Mr. Arneault or his beneficiary to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policy, after the Company has recouped the aggregate amount of premiums paid. The benefits provided by the agreement were granted as additional benefits and not as part of any salary reduction plan or arrangement deferring a bonus or a salary increase.

      In February of 1999, the Company entered into an employment agreement with Robert A. Blatt. The agreement is for a term of five (5) years, calls for an annual base salary of $46,000 (subject to automatic annual cost of living increases of 5%) and additional compensation of $2,500 per day in the event Mr. Blatt performs additional services. The employment agreement also entitles Mr. Blatt to participate in the Company's various benefit plans for health insurance, life insurance and the like. In the event Mr. Blatt terminates the employment agreement for good reason, as defined, or the Company terminates the agreement other than for cause or a permanent and total disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. In the event Mr. Blatt's employment is terminated in connection with a change in control of the Company, Mr. Blatt would be entitled to a cash severance payment equal to three times his annual base salary and payment by the Company of the next five annual premium payments for the insurance policy called for by the deferred compensation plan described below.

      In June of 1999, the Company entered into a deferred compensation agreement with Mr. Blatt. Pursuant to the agreement, the Company has purchased a life insurance policy on Mr. Blatt's life (face amount of $700,000 and annual premium of $37,500). The owner of the policy is the Company. The agreement entitles Mr. Blatt or his beneficiary to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policy, after the Company has recouped the aggregate amount of premiums paid. The benefits provided by the agreement were granted as additional benefits and not as part of any salary reduction plan or arrangement deferring a bonus or a salary increase.

      In October of 2000, the Company entered into a three-year employment agreement with Roger Szepelak as Vice President and Chief Operating Officer for Speakeasy Gaming of Las Vegas, Inc. and Speakeasy Gaming of Reno, Inc. The agreement calls for an annual base salary of $150,000 with annual automatic cost of living increases of 5% and entitles Mr. Szepelak to a car allowance as well as to participate in the Company's various employee benefit plans. In the event Mr. Szepelak's employment is terminated by the Company other than for cause or a permanent and total disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. Mr. Szepelak's employment agreement does not provide for any additional compensation in the event of termination in connection with a change in control.

      In January 2002, the Company entered into a three-year employment agreement with John W. Bittner, Jr. as Chief Financial Officer. The agreement calls for an annual salary of $160,000 and entitles Mr. Bittner to a car allowance as well as to participate in the Company's various employee benefit plans. In the event Mr. Bittner's employment is terminated by the Company other than for cause or permanent disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. Further, in the event Mr. Bittner is discharged during the last year of the term of the agreement in connection with a change in control of the Company, as defined in the agreement, Mr. Bittner would be entitled to a cash payment in the amount of one year of Mr. Bittner's then current salary.

Stock Performance Graph

      The following graph demonstrates a comparison of cumulative total returns of the Company, the NASDAQ Market Index (which is considered to be a broad index) and an industry peer group index based upon companies which are publicly traded with the same four digit standard industrial classification code ("SIC") as the Company (SIC 7999 - Amusement and Recreational Services) for the past five years. The beginning date for the graph is January 1, 1997. The following graph assumes $100 invested in each of the above groups and the reinvestment of dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG MTR GAMING GROUP, INC.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                                [GRAPH OMITTED]

================================================================================
       Company                1996     1997     1998     1999     2000     2001
================================================================================
MTR Gaming Group, Inc.       100.00   200.00   243.75   306.25   475.00  1600.00
--------------------------------------------------------------------------------
Industry Index               100.00   104.37    77.45    97.91    68.56    79.41
--------------------------------------------------------------------------------
NASDAQ Market Index          100.00   122.32   172.52   304.29   191.25   152.46
================================================================================

(1) The peer group consists of the following companies: American Wagering, Inc.; Argosy Gaming Co.; Boyd Gaming Corp.; Dover Motorsports, Inc.; Gametech International, Inc.; Imax Corp.; Isle of Capris Casinos; Lakes Gaming Inc.; Littlefield Corporation; MDI Entertainment; MGM Mirage, Inc.; Multimedia Games, Inc.; Renaissance Entertainment Corp.; Sands Regent; Skyline Multimedia Entertainment; TBA Entertainment Corp.; Ticketmaster Inc.; Tickets.com, Inc.; Trans World Corp.; Vail Resorts, Inc.; Winter Sports, Inc.; and Youbet.com, Inc.

Compensation of Directors

      The Company's non-employee directors receive an annual stipend of $12,000, a per meeting fee of $1,500, and an award of options to purchase 25,000 shares of the Company's common stock. Directors who are employees of the Company do not receive compensation for attendance at Board meetings. All board members are reimbursed for expenses they incur in attending meetings.

Compensation Committee Interlocks and Insider Participation

      On November 8, 1995, the Board voted to form an executive compensation committee consisting of Mr. Ruben and Mr. Blatt, (the "Committee"). In April of 2002, the Board elected Mr. Duffy to the Committee. The Committee is authorized to review all compensation matters involving directors and executive officers and Committee approval is required for any compensation to be paid to executive officers or directors who are employees of the Company. As a matter of policy and to assure compliance with Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, the decisions of the Compensation Committee are subject to ratification by a majority of the Board. Both Messrs. Blatt and Ruben serve as officers and directors of the Company and of Mountaineer Park.

Board Compensation Committee Report on Executive Compensation

Policy

      The Committee's decisions with respect to executive compensation will be guided by the general principle that compensation be designed: (i) to assure that the Company's executives receive fair compensation relative to their peers at similar companies; (ii) to assure that the Company's shareholders are receiving fair value for the compensation paid to the Company's executives; and
(iii) to allow the Company to secure and retain the services of high quality executives.

      The Company's compensation program currently consists of three elements: a base salary; annual incentives in the form of cash or restricted stock bonuses; and long-term incentives in the form of stock options and/or cash. The Committee believes that annual incentives, or bonuses, should be used to reward an executive for exceptional performance. The determination of what constitutes exceptional performance is generally a subjective judgment by the Committee based on the executive's contribution to the Company's revenues, legislative and regulatory efforts, recruitment of high quality personnel, elevating public awareness and perception of the Company's gaming and resort businesses, and development of the Company's prospects. With respect to compensation for the Company's current CEO, performance bonuses are calculated pursuant to a formula tied to increases in the Company's gross operating revenues, subject to certain conditions and limitations. The Committee recently concluded a new five-year agreement with the Company's CEO which is described above.

      Stock options allow the Company to motivate executives to increase stockholder value. This type of incentive also allows the Company to recruit members of the management team whose contributions and skills are important to its long-term success. The Committee intends to employ a combination of cash incentives, stock and option awards.

Chief Executive Officer Compensation; Employment Agreement

      During the fiscal year ended December 31, 2001, Mr. Arneault's base salary and bonuses were based upon a September 2001 employment agreement which was effective as of January 1, 2002, and replaced an agreement entered into in February 1999. Prior to the execution of the September 2001 employment agreement, during the fiscal year ended December 31, 2001, Mr. Arneault's base salary and bonuses were based upon his February 1999 employment agreement. The current performance bonus is based upon an objective formula tied to EBITDA growth, subject to certain conditions and limitations. In addition, in 2001, the Committee recommended, and the Board approved, grants to Mr. Arneault of non-qualified options to purchase 100,000 shares of the Company's common stock at the fair market value on the date of grant of $7.30 per share. The Committee believed that the total compensation was warranted by Mr. Arneault's overall performance and in particular his ongoing pivotal role in the continued growth of the Company's West Virginia business.

                                        Respectfully submitted,

                                        Robert A. Blatt
                                        Robert L. Ruben
                                        Donald J. Duffy

                              CERTAIN TRANSACTIONS

      In connection with the exercise of stock options and the payment of taxes incident to such exercises during 2001 and prior years, the Company's President and CEO, Edson Arneault, delivered to the Company full recourse promissory notes totaling approximately $2,242,000 in principal that remained outstanding at December 31, 2001. The notes were to mature variously in 2002 through 2004 and bore interest at annual rates ranging from 6% to 9% or 1% above the prime rate. Mr. Arneault repaid all of the notes, together with accrued interest, in full subsequent to December 31, 2001.

      Mr. Robert Ruben, an officer and member of the Company's board, is a member of the law firm Ruben & Aronson, LLP, which has performed legal services for the Company. The Company and Ruben & Aronson anticipate that the law firm will perform legal services for the Company in the future. During the fiscal year ended December 31, 2001, the Company paid Ruben & Aronson the sum of $1,222,000 for legal services. In connection with the exercise of stock options and payment of taxes incident to such exercises during 2001 and prior years, Mr. Ruben delivered to the Company full recourse promissory notes totaling approximately $702,000. In August of 2001, Mr. Ruben repaid approximately $90,000 of principal and interest, leaving a principal balance of $612,000 outstanding at December 31, 2001. The notes were to mature variously in 2003 through 2004 and bore interest at 6% to 8% or 1% above the prime rate. Mr. Ruben repaid all of the notes, together with accrued interest, in full subsequent to December 31, 2001.

      Also in connection with the exercise of stock options and the payment of taxes incident to such exercises during 2001 and prior years, Mr. Robert Blatt delivered to the Company full recourse promissory notes totaling approximately $665,854 in principal that remained outstanding at December 31, 2001. The notes mature variously in 2002 through 2004 and bear interest at an annual rate of 6% to 9% or 1% above the prime rate. Mr. Blatt has pledged the 175,000 shares purchased in connection with such exercises to secure repayment of the notes. Mr. Blatt repaid approximately $560,000 of principal and interest subsequent to December 31, 2001.

      Also in connection with the exercise of stock options during 2001, Mr. James Stanton, a director of the Company, delivered to the Company a full recourse promissory note for approximately $175,000. The note was to be due on or before April 2003 with interest at an annual rate of 8%. Mr. Stanton repaid the note in full subsequent to December 31, 2001.

      Also in connection with the exercise of stock options during 2001, Mr. William Fugazy, Jr., a director of the Company, delivered to the Company a full recourse promissory note for approximately $175,000. The note was due on or before April 2003 and bore interest at an annual rate of 8%. Mr. Fugazy repaid the note, including accrued interest, in full in June 2001.

                                     ITEM 2

                      RATIFICATION OF SELECTION OF AUDITORS

      The Board has selected the firm of Ernst & Young LLP ("E&Y"), independent public accountants, to serve as auditors for the fiscal year ending December 31, 2002, subject to ratification by the stockholders.

Audit Fees

      Aggregate fees billed by E&Y for the last Fiscal Year for annual audit and reviews of the financial statements in the Company's Forms 10-Q were $257,891, including additional audit and reporting related services of $33,459.

Financial Information Systems Design and Implementation Fees

      E&Y billed no fees for the last fiscal year for financial information systems design and implementation.

All Other Fees

      Aggregate fees billed by E&Y for the last Fiscal Year for all other services were $408,715, which consisted primarily of tax compliance and consultation services, fixed asset review and purchasing/procurement process analysis.

      The Board recommends a vote FOR ratification of this selection.

      It is expected that a member of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Effective September 6, 2000, in connection with its engagement of E&Y, the Company dismissed BDO Seidman, LLP ("BDO") as independent accountants to audit the financial statements of the Company and its subsidiaries for the Company's fiscal year ending December 31, 2000.

      The Company's decision to change accountants was recommended by the Company's management and approved by the Audit Committee of the Company's Board of Directors.

      BDO's report for the past year did not contain any adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company's two most recent fiscal years and any subsequent interim period preceding BDO's dismissal, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused it to make reference to the subject matters of the disagreements in connection with its report.

      During the Company's two most recent fiscal years and any subsequent interim period preceding this dismissal, BDO did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

      The Company engaged E&Y as the independent accountants of the Company as approved by the Audit Committee of the Company's Board of Directors effective September 6, 2000. Prior to the engagement of E&Y there were no consultations by the Company with E&Y relating to disclosable disagreements with BDO, how accounting principles would be applied by E&Y to a specific transaction, or the type of opinion E&Y might render. The Company has afforded E&Y an opportunity to furnish a letter to the SEC with its comments with regard to the foregoing disclosures.

      The Company has provided BDO with a copy of the foregoing disclosures and has requested in writing that BDO furnish it with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of BDO's letter stating that it does not disagree with such disclosures is attached hereto as Exhibit A.

                              FINANCIAL INFORMATION

      The Financial Statements of the Company included in the Company's Annual Report to Stockholders that accompanies this Proxy Statement are incorporated herein by reference.

                                  OTHER MATTERS

Stockholder Proposals for Next Meeting

      Proposals of stockholders intended for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2003 must be received by the Company's executive offices not later than March 20, 2003. Proponents should submit their proposals by Certified Mail--Return Receipt Requested. Proposals received after that date will be deemed untimely.

Notice Regarding Abandoned Property Law of New York State

      The Company has been informed by its Transfer Agent, Continental Stock Transfer & Trust Company, that New York State now requires the Company's Transfer Agent to report and escheat all shares held by the Company's record shareholders if there has been no written communication received from the shareholder for a period of five years. This regulation pertains specifically to corporate issuers who do not pay dividends and their shareholders with New York, foreign or unknown addresses. The law mandates escheatment of shares even though the certificates are not in the Transfer Agent's possession, and even though the shareholder's address of record is apparently correct.

      The Transfer Agent has advised the Company that the law requires the Transfer Agent to search its records as of June 30 each year in order to determine those New York resident shareholders from whom it has had no written communication within the past five years. Written communication would include transfer activity, voted proxies, address changes or other miscellaneous written inquiries. For those shareholders who have not contacted the Transfer Agent in over five years, a first-class letter must be sent notifying them that their shares will be escheated in November if they do not contact the Transfer Agent in writing prior thereto. All written responses will be entered in the Transfer Agent's files, but those who do not respond will have their shares escheated. Shareholders will be able to apply to New York State for the return of their shares.

      Accordingly, shareholders that may be subject to New York's Abandoned Property Law should make their inquiries and otherwise communicate, with respect to the Company, in writing. Shareholders should contact their attorneys with any questions they may have regarding this matter.

No Other Business

      Management is not aware at this date that any other business matters will come before the meeting. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


June 27, 2002                           MTR GAMING GROUP, INC.
                                        Rose Mary Williams, Secretary

                                    EXHIBIT A

September 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 6, 2000, to be filed by our former client, MTR Gaming Group, Inc. We agree with the statements contained in paragraphs (a)(1)
(iii), (iv) and (v) made in response to Item 4 insofar as they relate to our Firm.

                                        BDO Seidman, LLP